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                    PAUL, HASTINGS, JANOFSKY & WALKER LLP
                          555 West Flower Street
                       Los Angeles, California 90071
                              (213) 683-6000

                              April 18, 1998


Atlas Assets, Inc.
794 Davis Street
San Leandro, California 94577

Ladies and Gentlemen:

     We have acted as counsel to Atlas Assets, Inc., a Maryland corporation (the "Company"), in connection with the issuance of an indefinite number of the shares of common stock, $.0001 par value per share ("Shares") of the various series of Shares of the Company (each a "Fund") in a public offering pursuant to a Registration Statement on Form N-1A (Registration No. 33-20318), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

      In our capacity as counsel for the Company, we have examined the Articles of Incorporation of the Company, as amended, the bylaws of the Company, as amended, originals or copies of actions of the Board of Directors of the Company as furnished to us by the Company, certificates of public officials, statutes and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

      Based upon our examination as aforesaid, we are of the opinion that the Shares of each Fund are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        PAUL, HASTINGS, JANOFSKY & WALKER LLP